UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 15)


                             Winn-Dixie Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   974280 10 9
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


================================================================================
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      D.D.I., Inc.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[x]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Florida - United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
        NUMBER OF                    47,873,468
          SHARES           -----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY                    -0-
           EACH            -----------------------------------------------------
        REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON                     47,873,468
           WITH            -----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      47,873,468
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
      None Excluded
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      34.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      CO
================================================================================


                               Page 2 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


     Item 1(a). Name of Issuer:

                Winn-Dixie Stores, Inc.

     Item 1(b). Address of Issuer's Principal Executive Offices:

                5050 Edgewood Ct., Jacksonville, FL 32254-3699

     Item 2(a). Name of Person Filing:

                D.D.I., Inc.

     Item 2(b). Address of Principal Business Office or, if none, Residence:

                4310 Pablo Oaks Court, Jacksonville, FL 32224

     Item 2(c). Citizenship:

                Florida - United States

     Item 2(d). Title of Class of Securities:

                Common Stock

     Item 2(e). CUSIP Number:

                974280 10 9

     Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                N/A

     Item 4.    Ownership

                The following ownership information is provided as of December 31, 2002. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                (a)  Amount Beneficially Owned: 47,873,468

                (b)  Percent of Class: 34.0%


                               Page 3 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


                (c) Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         47,873,468

                    (ii) shared power to vote or to direct the vote:

                         -0-

                    (iii) sole power to dispose or to direct the disposition of:

                         47,873,468

                    (iv) shared power to dispose or to direct the disposition
                         of:

                         -0-

     Item 5.    Ownership of Five Percent or Less of a Class.

                N/A

     Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                N/A

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

     Item 8.    Identification and Classification of Members of the Group.

                See Exhibit I for the identity of the group members filing this schedule.

     Item 9.    Notice of Dissolution of Group.

                N/A

     Item 10.   Certification.

                N/A


                               Page 4 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 2003
-------------------------------------
Date


By:   /s/ H. J. Skelton
-------------------------------------
[Signature]

D.D.I., Inc.
H. J. Skelton, President
-------------------------------------
[Name/Title]


                               Page 5 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------

===============================================================================
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Davis Family Special Trust 2003
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[x]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Florida - United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
        NUMBER OF                    53,998,250
          SHARES           -----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY                    -0-
           EACH            -----------------------------------------------------
        REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON                     53,998,250
           WITH            -----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      53,998,250
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
      None Excluded
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      38.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      OO
================================================================================



                               Page 6 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


     Item 1(a). Name of Issuer:

                Winn-Dixie Stores, Inc.

     Item 1(b). Address of Issuer's Principal Executive Offices:

                5050 Edgewood Ct., Jacksonville, FL 32254-3699

     Item 2(a). Name of Person Filing:

                Davis Family Special Trust 2003

     Item 2(b). Address of Principal Business Office or, if none, Residence:

                4310 Pablo Oaks Court, Jacksonville, FL 32224

     Item 2(c). Citizenship:

                Florida - United States

     Item 2(d). Title of Class of Securities:

                Common Stock

     Item 2(e). CUSIP Number:

                974280 10 9

     Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b)or (c), check whether the person filing is a:

                N/A

     Item 4.    Ownership

                The following ownership information is provided as of December 31, 2002. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                (a) Amount Beneficially Owned: 53,998,250

                (b) Percent of Class: 38.3%


                               Page 7 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


                (c) Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         53,998,250

                    (ii) shared power to vote or to direct the vote:

                         -0-

                    (iii) sole power to dispose or to direct the disposition of:

                         53,998,250

                    (iv) shared power to dispose or to direct the disposition
                         of:

                         -0-

     Item 5.    Ownership of Five Percent or Less of a Class.

                N/A

     Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                N/A

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

     Item 8.    Identification and Classification of Members of the Group.

                See Exhibit I for the identity of the group members filing this schedule.

     Item 9.    Notice of Dissolution of Group.

                N/A

     Item 10.   Certification.

                N/A


                               Page 8 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 2003
-------------------------------------
Date


By:  _/s/ Scott A. Oko
-------------------------------------
[Signature]

Davis Family Special Trust 2003
Scott A. Oko, Trustee
-------------------------------------
[Name/Title]


                               Page 9 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


================================================================================
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Scott A. Oko
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[x]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Florida - United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
        NUMBER OF                    53,998,250
          SHARES           -----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY                    -0-
           EACH            -----------------------------------------------------
        REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON                     53,998,250
           WITH            -----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      53,998,250
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
      None Excluded
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      38.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
================================================================================


                              Page 10 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


     Item 1(a). Name of Issuer:

                Winn-Dixie Stores, Inc.

     Item 1(b). Address of Issuer's Principal Executive Offices:

                5050 Edgewood Ct., Jacksonville, FL 32254-3699

     Item 2(a). Name of Person Filing:

                Scott A. Oko

     Item 2(b). Address of Principal Business Office or, if none, Residence:

                4310 Pablo Oaks Court, Jacksonville, FL 32224

     Item 2(c). Citizenship:

                Florida - United States

     Item 2(d). Title of Class of Securities:

                Common Stock

     Item 2(e). CUSIP Number:

                974280 10 9

     Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                N/A

     Item 4.    Ownership

                The following ownership information is provided as of December 31, 2002. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                (a)  Amount Beneficially Owned: 53,998,250

                (b)  Percent of Class: 38.3%


                              Page 11 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------

                (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         53,998,250

                    (ii) shared power to vote or to direct the vote:

                         -0-

                    (iii) sole power to dispose or to direct the disposition of:

                         53,998,250

                    (iv) shared power to dispose or to direct the disposition
                         of:

                         -0-

     Item 5.    Ownership of Five Percent or Less of a Class.

                N/A

     Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                N/A

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

     Item 8.    Identification and Classification of Members of the Group.

                See Exhibit I for the identity of the group members filing this schedule.

     Item 9.    Notice of Dissolution of Group.

                N/A

     Item 10.   Certification.

                N/A


                              Page 12 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 2003
-------------------------------------
Date


   /s/ Scott A. Oko
-------------------------------------
[Signature]


Scott A. Oko
-------------------------------------
[Name/Title]


                              Page 13 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


================================================================================
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      SIVAD Investors, L.L.C.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[x]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Texas - United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
        NUMBER OF                    22,132,800
          SHARES           -----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY                    -0-
           EACH            -----------------------------------------------------
        REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON                     22,132,800
           WITH            -----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     -0-

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      22,132,800
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
      None Excluded
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      15.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      OO
================================================================================


                              Page 14 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


     Item 1(a). Name of Issuer:

                Winn-Dixie Stores, Inc.

     Item 1(b). Address of Issuer's Principal Executive Offices:

                5050 Edgewood Ct., Jacksonville, FL 32254-3699

     Item 2(a). Name of Person Filing:

                SIVAD Investors, L.L.C.

     Item 2(b). Address of Principal Business Office or, if none, Residence:

                910 Louisiana, suite 3431, Houston, TX 77002

     Item 2(c). Citizenship:

                Texas - United States

     Item 2(d). Title of Class of Securities:

                Common Stock

     Item 2(e). CUSIP Number:

                974280 10 9

     Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                N/A

     Item 4.    Ownership

                The following ownership information is provided as of December 31, 2002. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                (a)  Amount Beneficially Owned: 22,132,800

                (b)  Percent of Class: 15.7%


                              Page 15 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


                (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         22,132,800

                    (ii) shared power to vote or to direct the vote:

                         -0-

                    (iii) sole power to dispose or to direct the disposition of:

                          22,132,800

                    (iv) shared power to dispose or to direct the disposition
                         of:

                         -0-

     Item 5.    Ownership of Five Percent or Less of a Class.

                N/A

     Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                N/A

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

     Item 8.    Identification and Classification of Members of the Group.

                See Exhibit I for the identity of the group members filing this schedule.\

     Item 9.    Notice of Dissolution of Group.

                N/A

     Item 10.   Certification.

                N/A


                              Page 16 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 2003
-------------------------------------
Date


By:   /s/ H. J. Skelton
-------------------------------------
[Signature]

SIVAD Investors, L.L.C.
H. J. Skelton, President
-------------------------------------
[Name/Title]


                              Page 17 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


================================================================================
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      DAVFAM, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[x]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Texas - United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
        NUMBER OF                    22,132,800
          SHARES           -----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY                    -0-
           EACH            -----------------------------------------------------
        REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON                     22,132,800
           WITH            -----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      22,132,800
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
      None Excluded
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      15.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      PN
================================================================================


                              Page 18 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


     Item 1(a). Name of Issuer:

                Winn-Dixie Stores, Inc.

     Item 1(b). Address of Issuer's Principal Executive Offices:

                5050 Edgewood Ct., Jacksonville, FL 32254-3699

     Item 2(a). Name of Person Filing:

                DAVFAM, Ltd.

     Item 2(b). Address of Principal Business Office or, if none, Residence:

                910 Louisiana, suite 3431, Houston, TX 77002

     Item 2(c). Citizenship:

                Texas - United States

     Item 2(d). Title of Class of Securities:

                Common Stock

     Item 2(e). CUSIP Number:

                974280 10 9

     Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                N/A

     Item 4.    Ownership

                The following ownership information is provided as of December 31, 2002. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                (a)  Amount Beneficially Owned: 22,132,800

                (b)  Percent of Class: 15.7%


                              Page 19 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


                (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         22,132,800

                    (ii) shared power to vote or to direct the vote:

                         -0-

                    (iii) sole power to dispose or to direct the disposition of:

                          22,132,800

                    (iv) shared power to dispose or to direct the disposition
                         of:

                         -0-

     Item 5.    Ownership of Five Percent or Less of a Class.

                N/A

     Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                N/A

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

     Item 8.    Identification and Classification of Members of the Group.

                See Exhibit I for the identity of the group members filing this schedule.

     Item 9.    Notice of Dissolution of Group.

                N/A

     Item 10.   Certification.

                N/A


                              Page 20 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 2003
-------------------------------------
Date


By:   /s/ H. J. Skelton
-------------------------------------
[Signature]

DAVFAM, Ltd.
By:     SIVAD Investors, L.L.C.
          General Partner
      H. J. Skelton, President
-------------------------------------
[Name/Title]

-------------------------
CUSIP No. 974280 10 9
-------------------------


================================================================================
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      SIVAD Investors II, L.L.C.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[x]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Texas - United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
        NUMBER OF                    21,257,959
          SHARES           -----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY                    -0-
           EACH            -----------------------------------------------------
        REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON                     21,257,959
           WITH            -----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     -0-

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      21,257,959
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
      None Excluded
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      15.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      OO
================================================================================


                              Page 22 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


     Item 1(a). Name of Issuer:

                Winn-Dixie Stores, Inc.

     Item 1(b). Address of Issuer's Principal Executive Offices:

                5050 Edgewood Ct., Jacksonville, FL 32254-3699

     Item 2(a). Name of Person Filing:

                SIVAD Investors II, L.L.C.

     Item 2(b). Address of Principal Business Office or, if none, Residence:

                910 Louisiana, suite 3431, Houston, TX 77002

     Item 2(c). Citizenship:

                Texas - United States

     Item 2(d). Title of Class of Securities:

                Common Stock

     Item 2(e). CUSIP Number:

                974280 10 9

     Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                N/A

     Item 4.    Ownership

                The following ownership information is provided as of December 31, 2001. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                (a)  Amount Beneficially Owned: 21,257,959

                (b)  Percent of Class: 15.1%


                              Page 23 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


                (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         21,257,959

                    (ii) shared power to vote or to direct the vote:

                         -0-

                    (iii) sole power to dispose or to direct the disposition of:

                          21,257,959

                    (iv) shared power to dispose or to direct the disposition
                         of:

                         -0-

     Item 5.    Ownership of Five Percent or Less of a Class.

                N/A

     Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                N/A

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

     Item 8.    Identification and Classification of Members of the Group.

                See Exhibit I for the identity of the group members filing this schedule.

     Item 9.    Notice of Dissolution of Group.

                N/A

     Item 10.   Certification.

                N/A


                              Page 24 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 2003
-------------------------------------
Date


By:   /s/ H. J. Skelton
-------------------------------------
[Signature]

SIVAD Investors II, L.L.C.
H. J. Skelton, President
-------------------------------------
[Name/Title]


                              Page 25 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


================================================================================
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      DAVFAM II, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[x]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Texas - United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
        NUMBER OF                    21,257,959
          SHARES           -----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY                    -0-
           EACH            -----------------------------------------------------
        REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON                     21,257,959
           WITH            -----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      21,257,959
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
      None Excluded
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      15.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      PN
================================================================================


                              Page 26 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


     Item 1(a). Name of Issuer:

                Winn-Dixie Stores, Inc.

     Item 1(b). Address of Issuer's Principal Executive Offices:

                5050 Edgewood Ct., Jacksonville, FL 32254-3699

     Item 2(a). Name of Person Filing:

                DAVFAM II, Ltd.

     Item 2(b). Address of Principal Business Office or, if none, Residence:

                910 Louisiana, suite 3431, Houston, TX 77002

     Item 2(c). Citizenship:

                Texas - United States

     Item 2(d). Title of Class of Securities:

                Common Stock

     Item 2(e). CUSIP Number:

                974280 10 9

     Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                N/A

     Item 4.    Ownership

                The following ownership information is provided as of December 31, 2002. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                (a)  Amount Beneficially Owned: 21,257,959

                (b)  Percent of Class: 15.1%


                              Page 27 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


                (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         21,257,959

                    (ii) shared power to vote or to direct the vote:

                         -0-

                    (iii) sole power to dispose or to direct the disposition of:

                          21,257,959

                    (iv) shared power to dispose or to direct the disposition
                         of:

                         -0-

     Item 5.    Ownership of Five Percent or Less of a Class.

                N/A

     Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                N/A

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

     Item 8.    Identification and Classification of Members of the Group.

                See Exhibit I for the identity of the group members filing this schedule.

     Item 9.    Notice of Dissolution of Group.

                N/A

     Item 10.   Certification.

                N/A


                               Page 28 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 2003
-------------------------------------
Date


By:   /s/ H. J. Skelton
-------------------------------------
[Signature]

DAVFAM II, Ltd.
By:     SIVAD Investors II, L.L.C.
          General Partner
      H. J. Skelton, President
-------------------------------------
[Name/Title]


                              Page 29 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


================================================================================
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      T. Wayne Davis
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[x]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Florida - United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
        NUMBER OF                    499,449
          SHARES           -----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY                    49,076,222
           EACH            -----------------------------------------------------
        REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON                     499,449
           WITH            -----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     49,076,222
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      49,575,671
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
      None Excluded
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      35.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
================================================================================


                              Page 30 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


     Item 1(a). Name of Issuer:

                Winn-Dixie Stores, Inc.

     Item 1(b). Address of Issuer's Principal Executive Offices:

                5050 Edgewood Ct., Jacksonville, FL 32254-3699

     Item 2(a). Name of Person Filing:

                T. Wayne Davis

     Item 2(b). Address of Principal Business Office or, if none, Residence:

                1910 San Marco Blvd., Jacksonville, FL 32207

     Item 2(c). Citizenship:

                Florida - United States

     Item 2(d). Title of Class of Securities:

                Common Stock

     Item 2(e). CUSIP Number:

                974280 10 9

     Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                N/A

     Item 4.    Ownership

                The following ownership information is provided as of December 31, 2002. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                (a)  Amount Beneficially Owned: 49,575,671

                (b)  Percent of Class: 35.2%


                              Page 31 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


                (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         499,449

                    (ii) shared power to vote or to direct the vote:

                         49,076,222

                    (iii) sole power to dispose or to direct the disposition of:

                          499,449

                    (iv) shared power to dispose or to direct the disposition
                         of:

                         49,076,222

     Item 5.    Ownership of Five Percent or Less of a Class.

                N/A

     Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                N/A

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

     Item 8.    Identification and Classification of Members of the Group.

                See Exhibit I for the identity of the group members filing this schedule.

     Item 9.    Notice of Dissolution of Group.

                N/A

     Item 10.   Certification.

                N/A


                              Page 32 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 2003
-------------------------------------
Date


By:    /s/ H. J. Skelton
-------------------------------------
[Signature]

T. Wayne Davis, Director
By:  H. J. Skelton, Attorney-in-Fact
-------------------------------------
[Name/Title]


                              Page 33 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


================================================================================
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      A. Dano Davis
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[x]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Florida - United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
        NUMBER OF                    1,045,484
          SHARES           -----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY                    49,789,157
           EACH            -----------------------------------------------------
        REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON                     1,045,484
           WITH            -----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     49,789,157
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      50,834,641
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
      None Excluded
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      36.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
================================================================================


                              Page 34 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


     Item 1(a). Name of Issuer:

                Winn-Dixie Stores, Inc.

     Item 1(b). Address of Issuer's Principal Executive Offices:

                5050 Edgewood Ct., Jacksonville, FL 32254-3699

     Item 2(a). Name of Person Filing:

                A. Dano Davis

     Item 2(b). Address of Principal Business Office or, if none, Residence:

                4310 Pablo Oaks Court, Jacksonville, FL 32224

     Item 2(c). Citizenship:

                Florida - United States

     Item 2(d). Title of Class of Securities:

                Common Stock

     Item 2(e). CUSIP Number:

                974280 10 9

     Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                N/A

     Item 4.    Ownership

                The following ownership information is provided as of December 31, 2002. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                (a)  Amount Beneficially Owned: 50,834,641

                (b)  Percent of Class: 36.1%


                              Page 35 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


                (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         1,045,484

                    (ii) shared power to vote or to direct the vote:

                         49,789,157

                    (iii) sole power to dispose or to direct the disposition of:

                          1,045,484

                    (iv) shared power to dispose or to direct the disposition
                         of:

                         49,789,157

     Item 5.    Ownership of Five Percent or Less of a Class.

                N/A

     Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                N/A

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

     Item 8.    Identification and Classification of Members of the Group.

                See Exhibit I for the identity of the group members filing this schedule.

     Item 9.    Notice of Dissolution of Group.

                N/A

     Item 10.   Certification.

                N/A


                               Page 36 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 2003
-------------------------------------
Date


By:    /s/ H. J. Skelton
-------------------------------------
[Signature]

A. Dano Davis, Director
By:  H. J. Skelton, Attorney-in-Fact
-------------------------------------
[Name/Title]


                              Page 37 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


================================================================================
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Charles P. Stephens
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[x]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Georgia - United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
        NUMBER OF                    214,860
          SHARES           -----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY                    49,653,333
           EACH            -----------------------------------------------------
        REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON                     214,860
           WITH            -----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     49,653,333
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      49,868,193
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
      None Excluded
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      35.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
================================================================================


                              Page 38 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


     Item 1(a). Name of Issuer:

                Winn-Dixie Stores, Inc.

     Item 1(b). Address of Issuer's Principal Executive Offices:

                5050 Edgewood Ct., Jacksonville, FL 32254-3699

     Item 2(a). Name of Person Filing:

                Charles P. Stephens

     Item 2(b). Address of Principal Business Office or, if none, Residence:

                P O Box 2100, Peachtree City, GA 30269

     Item 2(c). Citizenship:

                Georgia - United States

     Item 2(d). Title of Class of Securities:

                Common Stock

     Item 2(e). CUSIP Number:

                974280 10 9

     Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                N/A

     Item 4.    Ownership

                The following ownership information is provided as of December 31, 2002. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                (a)  Amount Beneficially Owned: 49,868,193

                (b)  Percent of Class: 35.4%


                              Page 39 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------

                (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         214,860

                    (ii) shared power to vote or to direct the vote:

                         49,653,333

                    (iii) sole power to dispose or to direct the disposition of:

                          214,860

                    (iv) shared power to dispose or to direct the disposition
                         of:

                         49,653,333

     Item 5.    Ownership of Five Percent or Less of a Class.

                N/A

     Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                N/A

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

     Item 8.    Identification and Classification of Members of the Group.

                See Exhibit I for the identity of the group members filing this schedule.

     Item 9.    Notice of Dissolution of Group.

                N/A

     Item 10.   Certification.

                N/A


                              Page 40 of 44 Pages

-------------------------
CUSIP No. 974280 10 9
-------------------------


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 2003
-------------------------------------
Date


By:    /s/ H. J. Skelton
-------------------------------------
[Signature]

Charles P. Stephens, Director
By:  H. J. Skelton, Attorney-in-Fact
-------------------------------------
[Name/Title]


                              Page 41 of 44 Pages

                                                                                                                           Exhibit I
                                                       OWNERS OF 5% OR MORE OF OUTSTANDING SHARES
                                                                    DECEMBER 31, 2002
                                                                                                                   SHARED VOTING
                                                                                                                        AND
                                                            SOLE VOTING AND DISPOSITIVE POWER                    DISPOSITIVE POWER
                                       ------------------------------------------------------------------------ --------------------
                          Total          T. WAYNE  A. DANO  CHARLES P. DDI,     DFS TRUST 2003  Other Family
                          No. of          DAVIS     DAVIS   STEPHENS   INC. (*) SAO (***)      Members Owning Other Than
      OWNER (**)          Shares         ("TWD")  ("DANO")   ("CPS")   ("DDI")  ("DFS")(A)      Less than 5%    DAVFAM     DAVFAM(*)
      ----------          ------         -------  --------  ---------  -------  --------------  ------------    ------     ---------
DFS TRUST 2003          10,607,491 (A)      -         -         -         -       10,607,491          -           -            -
DAVFAM, LTD.            22,132,800 (B)      -         -         -     22,132,800  22,132,800          -           -       22,132,800
DAVFAM II, LTD.         21,257,959 (C)      -         -         -     21,257,959  21,257,959          -           -       21,257,959
ADFAM PARTNERS, LTD.         7,846 (D)      -         -         -         -           -               -           7,846        -
VD - WD CHARITIES, INC.    989,340 (E)      -         -         -         -           -               -         989,340        -
KIT'S SUNRISE INVEST.,
L.L.C.                     373,806 (F)      -         -         -         -           -               -         373,806        -
FLODOT, L.L.C.              30,000 (F)      -         -         -         -           -               -          30,000        -
JED - WD CHARITIES, INC.    12,572 (G)      -         -         -         -           -               -          12,572        -
JED FAMILY TRUSTS          388,247 (H)      -        3,000      -         -           -            233,850      151,397        -
DANO FAMILY AND TRUST      213,990 (I)      -       98,010      -         -           -                500      115,480        -
ADFAM CHARITIES, INC.          600 (J)      -         -         -         -           -               -             600        -
ADD FAMILY AND TRUSTS      199,876 (K)      -         -         -         -           -            199,876        -            -
MAD FAMILY TRUSTS           12,368 (L)      -         -         -         -           -               -          12,368        -
CPS FAMILY               1,042,360 (M)      -         -      214,860      -           -             36,975      790,525        -
TWD - WD CHARITIES, INC.    24,000 (N)      -         -         -         -           -               -          24,000        -
TWD - RETIREMENT PLANS       1,400        1,400       -         -         -           -               -                        -
OTHER FAM AND TRS OF
TWD                         40,500 (O)      -         -         -         -           -             12,942       27,558        -
TWD FAMILY                 212,993 (P)   197,542      -         -         -           -              8,924        6,527        -

                        57,548,148       198,942   101,010   214,860  43,390,759  53,998,250       493,067    2,542,019   43,390,759
                        ==========       =======   =======   =======  ==========  ==========       =======    =========   ==========

Percent of Class             40.9%          0.1%      0.1%      0.2%       30.8%       38.3%          0.4%         1.8%        31.5%

(*)  Not included in totals.
(**) References to ADD and JED pertain to A. Darius Davis and James E. Davis, respectively. ADD, JED, Tine W. Davis ("Tine") and M. Austin Davis ("MAD"), all of which were brothers and the founders of the issuer, are deceased. DANO, TWD and CPS are the son of JED, son of Tine, and son-in-law of MAD, respectively.
(***) References to SAO pertain to Scott A. Oko, trustee of DFS Trust 2003.

(A) A trust, formed on December 23, 2002, to which certain shareholders of the issuer, DDI, Inc. and Estuary Corporation ("Estuary") and the sole shareholder of ADSONS, Inc. ("ADSONS") (collectively, the "Grantors") contributed their shares of such corporations' stock in exchange for separate shares of beneficial interest in the trust. As a result of such contributions of securities by the Grantors, the trust has beneficial interest in 38.3% of the issuer's common stock. Such shares of beneficial interest in the trust were held directly or by affiliated limited partnerships on December 31, 2002. On January 2, 2003, the trust was terminated and the following shares of the issuer's common stock, which were held directly by the trust, were distributed to Grantors for which the following reporting persons have sole or shared voting and dispositive powers.

                                           Voting and
                                      Dispositive Powers
                              --------------------------------------
             Reporting
                Person            Sole                   Shared
             ------------      --------------------------------------
                TWD              300,507                  155,329
                DANO             944,474                  646,900
                DDI            4,482,709 (*)
                               ---------                 ----------
                               5,727,690                    802,229
                               =========                 ==========

         (*) Also shared by TWD, DANO and CPS.

(B) Limited partnership of which SIVAD Investors, LLC, a Limited Liability Corporation owned 99% by DDI and 1% by Estuary, is a 1.59% general partner and DDI, Estuary, ADSONS and FND, Ltd. are 84.37%, 4.50%, 4.52% and 5.02% limited partners, respectively.

(C) Limited partnership of which SIVAD Investors II, LLC, a Limited Liability Corporation owned 99% by DDI and 1% by Estuary, is a .44% general partner and DDI, Estuary and ADSONS are 80.87%, 13.79%, and 4.90% limited partners, respectively.

(D) Limited partnership of which all its limited partners are ADD family members, individually, or are trusts FBO ADD family members. A corporation, owned 50% by an ADD family member and 50% by a trust FBO an ADD family member, is the general partner.

(E)  Private charitable foundation of which TWD, DANO and CPS are directors.

(F) Limited Liability Corporation controlled by DANO's sister and her five children.

(G) Private charitable foundation of which DANO, his sister and his mother are directors and DANO is an officer.

(H) Trusts of which DANO and/or his sister are co-trustees or sole trustee, and his mother and his sister's children are the beneficiaries.

(I) DANO's son, individually, and trusts FBO DANO or his sons of which DANO is sole trustee or co-trustee.

(J)  Private charitable foundation of which ADD family members are directors.

(K)  ADD family members, individually, and trusts FBO ADD family members.

(L)  Trusts FBO MAD family members.

(M) CPS, his wife, and his son, each individually, CPS' wife as custodian for CPS' son and irrevocable trusts of which CPS is co-trustee with his wife and his wife and children are beneficiaries.

(N)  Private charitable foundation of which TWD is a director.

(O) Both of TWD's sisters' spouses, individually, a trust FBO TWD's nephew of which TWD is co-trustee and trusts FBO TWD's sister's grandchildren.

(P) TWD, individually and as custodian for his grandchildren, TWD's daughter, individually, a revocable trust of which TWD is sole trustee and beneficiary and irrevocable trusts FBO TWD and his daughter of which TWD is either sole trustee or co-trustee.